EXHIBIT B

Form of Nominee Agreement

AGREEMENT

1.                  This Nomination Agreement (the “Agreement”), is by and between JANA Partners LLC (“JANA,” “we” or “us”) and ___ (“you”).

2.                  You agree that you are willing, should we so elect, to become a member of a slate of nominees (the “Slate”) of a JANA affiliate (the “Nominating Party”) which nominees shall stand for election as directors of ConAgra Foods, Inc. (“ConAgra”) in connection with a proxy solicitation (the “Proxy Solicitation”) to be conducted in respect of the 2015 annual meeting of stockholders of ConAgra (including any adjournment or postponement thereof or any special meeting held in lieu thereof, the “Annual Meeting”) or appointment or election by other means. You further agree to serve as a director of ConAgra if so elected or appointed. JANA agrees on behalf of the Nominating Party to pay the costs of the Proxy Solicitation. JANA also agrees on behalf of the Nominating Party to pay you, (i) $90,000 within three (3) business days of the date hereof and (ii) in the event that you are appointed or elected and serve as a director of ConAgra, $140,000 within three (3) business days of such appointment or election, provided that in the case of clauses (i) and (ii) you agree that an amount equal to the estimated after-tax proceeds of such compensation (assuming a combined federal, state and city tax rate of 45%, rounded to the nearest whole dollar) will be invested in the common stock of ConAgra within five (5) business days of receipt (or such longer period as may be required to comply with any legal or regulatory requirements, or in the case of clause (ii) to comply with the policies of the board of directors of ConAgra (the “Board”)). You agree to hold any securities purchased by you in accordance with this paragraph (i) in the event you are chosen by JANA to become a member of the Slate and are appointed or elected as a director of ConAgra pursuant to this Agreement, until at least the later of (A) the first date as of which you are no longer a director of ConAgra and (B) three (3) years from the date of such appointment or election (or if earlier, the date of any merger or sale which has been approved if applicable by the Board and shareholders), (ii) in the event you are chosen by JANA to become a member of the Slate but are not appointed or elected as a director of ConAgra, until at least the earlier of (A) the conclusion of the Annual Meeting and (B) the termination of the Proxy Solicitation, or (iii) in the event you are not chosen by JANA to become a member of the Slate, until at least the earlier of (A) public announcement of the nomination by JANA or the Nominating Party of a Slate or (B) the termination of the Proxy Solicitation, provided, however, that JANA agrees to promptly notify you of its decision to terminate the Proxy Solicitation. You understand and agree that the compensation described in this paragraph may not be paid to you, or that you may be required to refund such compensation, in the event that this Agreement is terminated by JANA for Cause. “Cause” shall mean (i) fraud or willful misconduct by you as determined by a court of competent jurisdiction in an action to which you are a party, (ii) a material violation by you of applicable laws as determined by a court of competent jurisdiction in an action to which you are a party, or (iii) your refusal to serve as a nominee for the Board or seated as a member of the Board.

3.                  JANA agrees on behalf of the Nominating Party that it will defend, indemnify and hold you harmless from and against any and all losses, claims, damages, penalties, judgments, awards, settlements, liabilities, costs, expenses and disbursements (including, without limitation, reasonable attorneys' fees, costs, expenses and disbursements) incurred by you in the event that you become a party or are threatened to be made a party to, or are called to give evidence in, any civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal thereof, (i) relating to your role as a nominee for director of ConAgra on the Slate, or (ii) otherwise arising from or in connection with or relating to the Proxy Solicitation. JANA will advance on your behalf, any and all expenses (including, without limitation, reasonable attorneys' fees, costs, expenses and disbursements) actually and reasonably incurred by you in such action, regardless of whether you are ultimately determined to be entitled to such indemnification or advancement of expenses, provided that, if you are ultimately determined not to be entitled to indemnification under this Agreement for such expenses, you will reimburse JANA for such expenses. Your right of indemnification hereunder shall continue after the Annual Meeting has taken place but only for events that occurred prior to the conclusion of the Annual Meeting and on or after the date hereof. Anything to the contrary herein notwithstanding, JANA is not indemnifying you for any action taken by you or on your behalf that occurs prior to the date hereof or for any actions taken by you as a director of ConAgra, if you are elected. Nothing herein shall be construed to provide you with indemnification (i) if you are found by a court of competent jurisdiction in an action to which you are a party to have engaged in a violation of any provision of state or federal law in connection with the Proxy Solicitation, unless you demonstrate that your action was taken in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of electing the Slate; (ii) if you are found by a court of competent jurisdiction in an action to which you are a party to have, in connection with the Proxy Solicitation, acted in a manner that constitutes gross negligence or willful misconduct; or (iii) if you are found by a court of competent jurisdiction in an action to which you are a party to have provided false or misleading information, or omitted material information, in the JANA Questionnaire (as defined below) or to JANA otherwise in connection with the Proxy Solicitation. You shall promptly notify JANA in writing in the event of any third-party claims actually made against you or known by you to be threatened if you intend to seek indemnification hereunder in respect of such claims (provided that your failure to promptly notify JANA shall not relieve JANA from any liability it may have under this Agreement except to the extent JANA shall have been materially prejudiced by such failure). In addition, upon your delivery of notice with respect to any such claim, JANA shall promptly assume control of the defense of such claim with counsel chosen by JANA, which counsel shall be reasonably acceptable to you, provided, however, if such counsel has a conflict as reasonably determined by your counsel or if the subject matter of the claim includes claims that could result in criminal liability or regulatory discipline for you, you will be allowed to conduct the defense of such claim with the counsel of your choosing, which counsel shall be reasonably acceptable to JANA, provided, further, that in such case JANA will pay on your behalf, in advance, any and all expenses (including, without limitation, reasonable attorneys' fees, costs, expenses and disbursements) actually and reasonably incurred by you in connection with such defense, regardless of whether you are ultimately determined to be entitled to such indemnification or advancement of expenses. JANA shall not be responsible for any settlement of any claim against you covered by this indemnity without its prior written consent. However, JANA may not enter into any settlement of any such claim without your consent unless such settlement includes (i) no admission of liability or guilt by you, (ii) no request to act or refrain from acting in a particular way and (iii) an unconditional release of you from any and all liability or obligation in respect of such claim. If you are required to enforce the obligations of JANA in this Agreement in a court of competent jurisdiction in an action to which you are a party, or to recover damages for breach of this Agreement, JANA will pay on your behalf, in advance, any and all expenses (including, without limitation, reasonable attorneys' fees, costs, expenses and disbursements) actually and reasonably incurred by you in such action, regardless of whether you are ultimately determined to be entitled to such indemnification or advancement of expenses.

4.                  You understand that it may be difficult, if not impossible, to replace a nominee who, such as yourself, has agreed to serve on the Slate and, if elected, as a director of ConAgra if such nominee later changes his mind and determines not to serve on the Slate or, if elected, as a director of ConAgra. Accordingly, JANA is relying upon your agreement to serve on the Slate and, if elected, as a director of ConAgra. In that regard, you will be supplied with a questionnaire (the “JANA Questionnaire”) in which you will provide JANA with information necessary for the Nominating Party to make appropriate disclosure to ConAgra and to use in creating the proxy solicitation materials to be sent to stockholders of ConAgra and filed with the Securities and Exchange Commission in connection with the Proxy Solicitation.

5.                  You agree that (i) upon request you will promptly complete, sign and return the JANA Questionnaire, (ii) your responses in the JANA Questionnaire will be true, complete and correct in all respects, and (iii) you will provide any additional information related to the Proxy Solicitation as may be reasonably requested by JANA. In addition, you agree that you will execute and return a separate instrument confirming that you consent to being nominated for election as a director of ConAgra and, if elected, consent to serving as a director of ConAgra. Upon being notified that you have been chosen, we and the Nominating Party may forward your consent and completed JANA Questionnaire (or summary thereof), to ConAgra, and we and the Nominating Party may at any time, in our and their discretion, disclose the information contained therein, as well as the existence and contents of this Agreement. Furthermore, you understand that we may elect, at our expense, to conduct a background and reference check on you and you agree to complete and execute any necessary authorization forms or other documents required in connection therewith, provided, however, should we elect to conduct such background and/or reference check we shall keep the results of such background and/or reference check in the strictest of confidence.

6.                  You further agree that, subject to any obligation you may have to comply with law, rules, regulation or legal process relating to the Proxy Solicitation, (i) you will treat confidentially all information relating to the Proxy Solicitation which is non-public, confidential or proprietary in nature; (ii) you will not issue, publish or otherwise make any public statement or any other form of public communication relating to ConAgra or the Proxy Solicitation without the prior approval of JANA; and (iii) you will not agree to serve, or agree to be nominated to stand for election by ConAgra or any other stockholder of ConAgra (other than JANA), as a director of ConAgra without the prior approval of JANA.

7.                  In addition to the purchases of common stock of ConAgra set forth in the first paragraph above, you may invest in additional securities of ConAgra. With respect to any purchases made pursuant to the first paragraph above or this paragraph, (i) you agree to consult with JANA regarding such purchases and provide necessary information so that we may comply with any applicable disclosure or other obligations which may result from such investment and (ii) JANA or its affiliates shall prepare and complete any required disclosures including all regulatory filings related thereto at no cost to you. With respect to any purchases made pursuant to this paragraph you agree not to dispose of any such securities prior to the termination of this Agreement.

8.                  Each of us recognizes that should you be elected or appointed to the Board all of your activities and decisions as a director will be governed by applicable law and subject to your fiduciary duties, as applicable, to ConAgra and to the stockholders of ConAgra and, as a result, that there is, and can be, no agreement between you and JANA that governs the decisions which you will make as a director of ConAgra.

9.                  This Agreement shall automatically terminate on the earliest to occur of (i) the conclusion of the Annual Meeting, (ii) your election or appointment to the Board, (iii) the termination of the Proxy Solicitation or (iv) our election to not include you as part of the Slate, provided, however, that the second and third, JANA’s confidentiality obligations in the fifth, and the eighth, tenth and eleventh paragraphs of this Agreement shall survive such termination.

10.              This Agreement sets forth the entire agreement between JANA and you as to the subject matter contained herein, and cannot be amended, modified or terminated except by a writing executed by JANA and you.

11.              This Agreement shall be governed by the laws of the State of New York, without regard to the principles of the conflicts of laws thereof. The parties agree to the exclusive jurisdiction of the state and federal courts of New York, New York, and waive, and agree not to plead or to make, any claim that any action or proceeding brought in the state and federal courts of New York, New York has been brought in an improper or inconvenient forum.

[Signature Page Follows]

Agreed to as of the date both parties have signed:

JANA PARTNERS LLC

By:

Name:

Title:

Date:

___________________________

Name:

Date: